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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

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Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                                 PROVANT, INC.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

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[PROVANT GRAPHIC]



                                                       FOR IMMEDIATE RELEASE
                                                       Contact:
                                                       Brandy Bergman/David Reno
                                                       Citigate Sard Verbinnen
                                                       212-687-8080



                 PROVANT RESPONDS TO DISSIDENT SHAREHOLDER GROUP

BOSTON, MA - JUNE 26, 2001 - Provant, Inc. (NASDAQ: POVT), a leading provider of performance improvement training services and products, today sent the following response letter to a dissident shareholder group comprised of terminated Provant executives:

                                                            June 26, 2001

         Justin Ockenden
         Epic Partners LLC
         116 West 23rd Street
         5th Floor
         New York, NY 10011

         Dear Mr. Ockenden:

         We are writing to you in your capacity as a representative of a group of dissident Provant shareholders who have notified us of their intention to nominate a slate of directors for election at Provant's next annual meeting.

         Let us begin by making it clear that the entire Provant Board of Directors stands firmly behind Curt Uehlein, Provant's Chief Executive Officer, the management team he has put in place over the last year and the value-based strategic plan they are pursuing. Over the past year, that management team has worked diligently to develop and implement a viable, long-term plan to realize the true promise of Provant and restore lost shareholder value. That work is continuing and will, we believe, generate significant long-term value for Provant shareholders.

         Among the initiatives successfully undertaken by current management, Provant has:

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         -    Transformed an inefficient roll-up of 22 isolated businesses to a cohesive, branded business with consolidated financial systems and six clearly defined operating units capable of providing customers fully integrated solutions;

         - Leveraged its new "one-stop shop" integrated sales approach to achieve significant incremental revenue and new contracts from leading institutions such as Weyerhaeuser and the U.S. Treasury;

         - Implemented cost-savings initiatives to reduce operating expenses by approximately $7 million on an annualized basis by the end of fiscal 2002; and,

         - Launched a comprehensive "e-learning" strategy to address the emerging opportunities in the e-learning training marketplace, introducing, for the first time in Provant's history, web-based product offerings.

         Despite the impact of transforming the Company's business model, a slowing economy and cutbacks in corporate spending on training, revenues have remained steady over the past year. And, with these initiatives in place, we believe Provant is now well-positioned to capture market share and show significantly improved financial performance.

         Prior to Mr. Uehlein's appointment as Chief Executive Officer of Provant in March of 2000, the Company's stock price had plummeted from a high of $26 to a low of $5.94, resulting in a loss of shareholder value of over $400 million. The Company was an inefficient roll-up, the result of a strategically flawed and poorly executed acquisition strategy led by several members of your dissident group. There was no unified sales force and no e-learning strategy. Earnings and revenue were rapidly declining; debt was at an all-time high.

         All six members of your self-styled "Provant Committee to Restore Shareholder Value" are well aware of the state of the Company when Mr. Uehlein took over as Chief Executive Officer, as all of them are former Provant directors or executives who bear significant responsibility for the situation in which Provant found itself in March 2000.

         Among the complaints of your dissident group is Provant's high debt level. Yet, over one-half of our current debt stems from close to $30 million of contingency payments, in addition to the up-front purchase price, to two members of your group under contracts negotiated by another member of your group, Dominic Puopolo, the Company's former Vice Chairman and Chief Financial Officer. In fact, the recipients of that $30 million, Ralf Leszinksi and Carl von Sternberg, were in charge of the very Provant units whose poor performance caused much of the revenue and earnings short-fall that precipitated the early year-2000 stock price decline.

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         Over the last twelve months the Company has made the difficult decisions that had to be made to put the Company on a sound footing for the future and to re-create shareholder value. This is not the time to derail the plan the Company has worked so hard to put into place.

         For the Board of Directors

         John Tyson, Chairman

ABOUT PROVANT

As a leading provider of performance improvement training services and products, Provant helps its clients maximize their effectiveness and profitability by improving the performance of their people. With over 1,500 corporate and government clients, the Company offers blended solutions combining web-based and instructor-led offerings that produce measurable results by strengthening the performance and productivity of both individual employees and organizations as a whole.

For the latest Provant news, or to request faxed or mailed information about Provant, call the Company's toll-free shareholder communications service at 1-877-PROVANT. This service is available 24 hours a day, seven days a week. Shareholder information is also available on the World Wide Web at www.provant.com.

INFORMATION CONCERNING THE COMPANY'S SOLICITATION OF PROXIES IN CONNECTION WITH ANY UPCOMING MEETING OF THE COMPANY'S STOCKHOLDERS, THE IDENTITY OF THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, AND THE BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK BY ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE FOUND IN THE COMPANY'S PROXY STATEMENT THAT WILL BE FILED WITH THE SEC UNDER SCHEDULE 14A. STOCKHOLDERS OF THE COMPANY AND OTHER INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MEETING OF THE COMPANY'S STOCKHOLDERS. STOCKHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT (WHEN AVAILABLE) AND OTHER RELATED DOCUMENTS FILED BY THE COMPANY ON THE SEC'S WEBSITE (HTTP://WWW.SEC.GOV/).

This news release may include statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please be cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of any number of factors, including risks related to cross-selling, conversion to technology-based delivery methods and acquisitions, dependence on key personnel and fluctuations in quarterly results. These factors and others are more fully discussed in the Company's SEC filings.

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